Exhibit 99.B(a)(1)(c)

AMENDMENT TO

AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

OF

COMPASS EMP FUNDS TRUST

DATED AUGUST 19, 2015

THIS AMENDMENT TO THE AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST OF COMPASS EMP FUNDS TRUST, dated August 19, 2015, (the “Declaration of Trust”), is made as of October 21, 2015 in accordance with Article IX, Section 5 of the Declaration of Trust and reflects resolutions adopted by the Board of Trustees of Compass EMP Funds Trust on August 19, 2015.

Article I, Section 1 of the Declaration of Trust is hereby amended to read as follows:

The name of the Trust is “Victory Portfolios II” and the Trustees shall conduct the business of the Trust under that name, or any other name as they may from time to time determine.

All other references to “Compass EMP Funds Trust” in the Declaration of Trust are hereby replaced with references to “Victory Portfolios II.”

Signature Page Follows

IN WITNESS WHEREOF, the undersigned, being all the Trustees of the Trust, have executed this Amendment as of the date first written above.

/s/ David B. Adcock	/s/ Nigel D.T. Andrews
David B. Adcock,	Nigel D.T. Andrews,
as Trustee and not individually	as Trustee and not individually

/s/ E. Lee Beard	/s/ David C. Brown
E. Lee Beard,	David C. Brown,
as Trustee and not individually	as Trustee and not individually

/s/ Sally M. Dungan	/s/ John L. Kelly
Sally M. Dungan,	John L. Kelly,
as Trustee and not individually	as Trustee and not individually

/s/ David L. Meyer	/s/ Leigh A. Wilson
David L. Meyer,	Leigh A. Wilson,
as Trustee and not individually	as Trustee and not individually